Exhibit 107

Calculation of Filing Fee Tables

Form S-4 / S-1

(Form Type)

MESA AIR GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	78,000,000 (1)	(2)	$26,000 (2)	$0.00015310	$3.99

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	43,000,000 (3)	$0.9135 (4)	$39,280,500 (4)	$0.00015310	$6,013.85

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$39,306,500	—	$6,017.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,017.84

(1)

Relates to common stock, par value $0.001 per share, after giving effect to the conversion of Mesa from a Nevada corporation to a Delaware corporation (“Mesa common stock”), of Mesa Air Group, Inc., a Nevada corporation (“Mesa”), issuable to holders of common stock, $0.001 par value per share (“Republic common stock”), of Republic Airways Holdings Inc., a Delaware corporation (“Republic”), in the proposed merger of Republic with and into Mesa, with Mesa as the surviving corporation (the “Surviving Corporation”) in the merger (the “Merger”). The amount of Mesa common stock to be registered includes the estimated maximum number of shares of Mesa common stock that are expected to be issued (or become issuable) pursuant to the Merger, without taking into account the effect of any reverse stock split of Mesa common stock, assuming an estimated pre-reverse stock split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 584.90 shares of Mesa common stock for each outstanding share of Republic common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”). Republic is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the Merger is one-third of the aggregate par value of the Republic securities expected to be exchanged in the proposed Merger.

(3)

Relates to Mesa common stock, potentially issuable to the holders of Mesa common stock as of immediately prior to the effective time of the Merger (the “Pre-Merger Mesa Shareholders”) pursuant to the Escrow Issuance (as defined below), in accordance with the Merger Agreement, the Three Party Agreement, and the Escrow Agreement. Promptly following the closing of the Merger (and in all events immediately following the effective time of the Merger), Mesa will issue (the “Escrow Issuance”) to the escrow agent a number of shares of Mesa common stock equal to six percent (6%) of the total shares issued and outstanding after the completion of the Merger (the “Escrow Shares” and together with any applicable dividends, the “Escrow Asset”, as further defined in the Escrow Agreement). The Escrow Asset will be distributed to the Pre-Merger Mesa Shareholders on a pro rata basis to the extent remaining after potential distributions, if any, are made to United Airlines, Inc. and the Surviving Corporation based on the determination of the Net Debt Amount (as defined in the Three Party Agreement) as of the closing of the Merger. The amount of Mesa common stock to be registered includes the estimated maximum number of shares of common stock that will potentially be distributed to the Pre-Merger Mesa Shareholders pursuant to the Escrow Issuance.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share is equal to $0.9135, the average of the high and low prices per share of the common stock of Mesa, no par value, as reported on the Nasdaq Capital Market on July 8, 2025 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission). Therefore, the proposed maximum aggregate offering price for the estimated maximum number of shares of Mesa common stock to be issued pursuant to the Escrow Issuance is equal to the product of $0.9135 multiplied by 43,000,000.